                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ---------------------------

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)
                              (AMENDMENT NO. ___)*


                          SEQUANA THERAPEUTICS, INC.
                          --------------------------
                               (Name of Issuer)


                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                    ---------------------------------------
                        (Title of Class of Securities)


                                  817322 10 0
                                --------------
                                (CUSIP Number)

                           ------------------------



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                      13G


CUSIP No.    817322 10 0
             -----------

1.   NAME OF REPORTING PERSON:
               Carlyle-Sequana Investors II, L.P.
     -------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
               Delaware
     -------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER:
                                                                    0
     -------------------------------------------------------------------------

6.   SHARED VOTING POWER:
                                                              773,360
     -------------------------------------------------------------------------

7.   SOLE DISPOSITIVE POWER:
                                                                    0
     -------------------------------------------------------------------------

8.   SHARED DISPOSITIVE POWER:
                                                              773,360
     -------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                                              773,360
     -------------------------------------------------------------------------


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                            [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
                                                              7.54%
     -------------------------------------------------------------------------


12.  TYPE OF REPORTING PERSON:
                                                                 PN
     -------------------------------------------------------------------------

                                      13G


CUSIP No. 817322 10 0
          -----------

1.   NAME OF REPORTING PERSON:
             Carlyle-Sequana Investors L.L.C.
     -------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
             Delaware
     -------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER:
                                                                0
     -------------------------------------------------------------------------

6.   SHARED VOTING POWER:
                                                          171,859
     -------------------------------------------------------------------------

7.   SOLE DISPOSITIVE POWER:
                                                                0
     -------------------------------------------------------------------------

8.   SHARED DISPOSITIVE POWER:
                                                          171,859
     -------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                                          171,859
     -------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                           [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
                                                          1.68%
     -------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON:
                                                            OO*
     -------------------------------------------------------------------------





-----------------------
* Carlyle-Sequana Investors L.L.C. is a limited liability company organized under the laws of the State of Delaware.

                                      13G


CUSIP No. 817322 10 0
          -----------

1.   NAME OF REPORTING PERSON:
             TC Group, L.L.C., d/b/a The Carlyle Group
     -------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
             Delaware
     -------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER:
                                                                0
     -------------------------------------------------------------------------

6.   SHARED VOTING POWER:
                                                          945,219
     -------------------------------------------------------------------------

7.   SOLE DISPOSITIVE POWER:
                                                                0
     -------------------------------------------------------------------------

8.   SHARED DISPOSITIVE POWER:
                                                          945,219
     -------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                                          945,219
     -------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                           [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
                                                          9.21%
     -------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON:
                                                            OO*
     -------------------------------------------------------------------------







-----------------------
* TC Group, L.L.C. is a limited liability company organized under the laws of the State of Delaware.

                                      13G


CUSIP No. 817322 10 0
          -----------

1.   NAME OF REPORTING PERSON:
             TCG Holdings, L.L.C.
     -------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
             Delaware
     -------------------------------------------------------------------------


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER:
                                                                0
     -------------------------------------------------------------------------

6.   SHARED VOTING POWER:
                                                          945,219
     -------------------------------------------------------------------------

7.   SOLE DISPOSITIVE POWER:
                                                                0
     -------------------------------------------------------------------------

8.   SHARED DISPOSITIVE POWER:
                                                          945,219
     -------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                                          945,219
     -------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                           [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
                                                          9.21%
     -------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON:
                                                            OO*
     -------------------------------------------------------------------------



---------------------
* TCG Holdings, L.L.C. is a limited liability company organized under the laws of the State of Delaware.

Item 1.

        (a)  NAME OF ISSUER:  Sequana Therapeutics, Inc.

        (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               11099 North Torrey Pines Rd.
               La Jolla, CA 92037


ITEM 2.

        CARLYLE SEQUANA INVESTORS II, L.P.

        (a)  NAME OF PERSON FILING:

               Carlyle-Sequana Investors II, L.P.

        (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               1001 Pennsylvania Ave., N.W.
               Suite 220 South
               Washington, D.C.  20004

        (c)  CITIZENSHIP:  Delaware

        (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock, $.001 par value

        (e)  CUSIP NUMBER:

               Not applicable.

        CARLYLE-SEQUANA INVESTORS, L.L.C.

        (a)  NAME OF PERSON FILING:

               Carlyle-Sequana Investors, L.L.C.

        (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               1001 Pennsylvania Ave., N.W.
               Suite 220 South
               Washington, D.C.  20004

        (c)  CITIZENSHIP:  Delaware

        (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock, $.001 par value

        (e)  CUSIP NUMBER:

               Not applicable.

        TC GROUP, L.L.C., D/B/A THE CARLYLE GROUP

        (a)  NAME OF PERSON FILING:

               TC Group, L.L.C.

        (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               1001 Pennsylvania Ave., N.W.
               Suite 220 South
               Washington, D.C.  20004

        (c)  CITIZENSHIP:  Delaware

        (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock, $.001 par value

        (e)  CUSIP NUMBER:

               Not applicable.

        TCG HOLDINGS, L.L.C.

        (a)  NAME OF PERSON FILING:

               TCG Holdings, L.L.C.

        (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               1001 Pennsylvania Ave., N.W.
               Suite 220 South
               Washington, D.C.  20004

        (c)  CITIZENSHIP:  Delaware

        (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock, $.001 par value

        (e)  CUSIP NUMBER:

               Not applicable.


ITEM 3. IF STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B).

        Not applicable.

ITEM 4.  OWNERSHIP

         CARLYLE-SEQUANA INVESTORS II, L.P.

         (a)  AMOUNT BENEFICIALLY OWNED:  773,360

         (b)  PERCENT OF CLASS:  7.54%

         (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                                         0
                        --------------------------------------------------------

              (ii)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                                   773,360
                        --------------------------------------------------------


              (iii)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                         0
                        --------------------------------------------------------


              (iv)      SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                   773,360
                        --------------------------------------------------------


         CARLYLE-SEQUANA INVESTORS L.L.C.

         (a)  AMOUNT BENEFICIALLY OWNED:  171,859

         (b)  PERCENT OF CLASS:  1.68%

         (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                                         0
                        --------------------------------------------------------

              (ii)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                                   171,859
                        --------------------------------------------------------

              (iii)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                         0
                        --------------------------------------------------------

              (iv)      SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                   171,859
                        --------------------------------------------------------

         TC GROUP, L.L.C., D/B/A THE CARLYLE GROUP

         (a)  AMOUNT BENEFICIALLY OWNED:  945,219

         (b)  PERCENT OF CLASS:  9.21%

         (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                                         0
                        --------------------------------------------------------

              (ii)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                                 945,219
                        --------------------------------------------------------

              (iii)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                       0
                        --------------------------------------------------------

              (iv)      SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                 945,219
                        --------------------------------------------------------

          TCG HOLDINGS, L.L.C.

          (a)   AMOUNT BENEFICIALLY OWNED:  945,219

          (b)   PERCENT OF CLASS:  9.21%

          (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                                       0
                        --------------------------------------------------------

              (ii)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                                 945,219
                        --------------------------------------------------------

              (iii)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                       0
                        --------------------------------------------------------

              (iv)      SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                        OF:
                                                 945,219
                        --------------------------------------------------------

          William E. Conway, Jr., Frank C. Carlucci, III, Daniel A. D'Aniello, Richard G. Darman and James A. Baker, III are managing members of TCG Holdings, L.L.C. and, in such capacity, such individuals may be deemed to share beneficial ownership of any shares of common stock, par value $.001 per share, of Sequana Therapeutics, Inc. beneficially owned by TCG Holdings, L.L.C. Such individuals disclaim any such beneficial ownership.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10.  CERTIFICATION:

          Not applicable.


EXPLANATORY NOTE:
----------------

          The shares of common stock, par value $.001 per share of Sequana Therapeutics, Inc. (the "Company") reported as beneficially owned by the reporting persons were acquired by the reporting persons prior to the initial public offering of the Company which occurred in 1995, and the beneficial ownership of such shares by the reporting persons has been reflected in the registration statements and proxy statements of the Company previously filed with the Securities and Exchange Commission. The reporting persons, however, have, inadvertently, not previously reported such ownership on Schedule 13G. Accordingly, this Schedule 13G is being filed at this time to so report such beneficial ownership.

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   December 5, 1997

                    CARLYLE-SEQUANA INVESTORS II, L.P.

                         By:  TC Group, L.L.C., its General Partner

                              By:   TCG Holdings, L.L.C., its Managing Member


                                    By:         /s/ Richard G. Darman
                                         ---------------------------------------
                                         Name:  Richard G. Darman
                                         Title:  Managing Director


                    CARLYLE-SEQUANA INVESTORS L.L.C.

                         By: TC Group Investment Holdings, L.L.C., its Managing Member

                              By:   TCG Holdings, L.L.C., its Managing Member


                                    By:         /s/ Richard G. Darman
                                         ---------------------------------------
                                         Name:  Richard G. Darman
                                         Title:  Managing Director


                    TC GROUP, L.L.C.

                         By:  TCG Holdings, L.L.C., its Managing Member


                              By:          /s/ Richard G. Darman
                                    --------------------------------------------
                                    Name:  Richard G. Darman
                                    Title:  Managing Director


                    TCG HOLDINGS, L.L.C.


                         By:          /s/ Richard G. Darman
                              --------------------------------------------------
                              Name:   Richard G. Darman
                              Title:  Managing Director

                                LIST OF EXHIBITS


EXHIBIT NO.       DESCRIPTION
-----------       -----------
    A             Joint Filing Agreement of Carlyle-Sequana Investors II, L.P.,
                  Carlyle-Sequana Investors L.L.C., TC Group, L.L.C. and TCG
                  Holdings, L.L.C.